SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to Section
                             14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant                       [ X ]

Filed by a Party other than the Registrant    [   ]

Check the appropriate box:
[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to ss.240.14a-12


                               SHOE CARNIVAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
     Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
      and 0-11.
      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                               SHOE CARNIVAL, INC.

                 NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
                           TO BE HELD ON JUNE 5, 2002



     The annual meeting of common shareholders of Shoe Carnival, Inc. will be held at the Evansville Marriott, 7101 North U.S. Route 41, Evansville, Indiana, on Thursday, June 5, 2002, at 10:00 a.m., C.D.T., for the following purposes:

                    (1) To elect two Directors to serve until the 2005 annual
            meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying Proxy Statement;

                    (2) To approve or disapprove the appointment  of
            Deloitte & Touche LLP, as auditors for the Company for fiscal year 2002;

                    (3) To transact such other business as may properly come
            before the meeting.


            All common shareholders of record at the close of business on April 5, 2002 will be eligible to vote.


     It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, your proxy will be canceled at your request.





                                        David A. Kapp, Secretary

                               SHOE CARNIVAL, INC.
                               8233 Baumgart Road
                            Evansville, Indiana 47725

                                 PROXY STATEMENT
                      Annual Meeting of Common Shareholders

                                  June 5, 2002


     This statement is being furnished to common shareholders on or about May 1, 2002, in connection with a solicitation by the Board of Directors of Shoe Carnival, Inc. (the "Company") of proxies to be voted at the annual meeting of common shareholders to be held at 10:00 a.m., C.D.T., Thursday, June 5, 2002, at the Evansville Marriott, 7101 North U.S. Route 41, Evansville, Indiana, for the purposes set forth in the accompanying Notice.

     At the close of business on April 5, 2002, the record date for the meeting, there were 12,515,794 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of Directors, each common shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by giving written notice of revocation to the Company, executing a subsequently dated proxy that is delivered to the Company, or attending the annual meeting and voting in person. Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as Directors of the nominees listed under Proposal 1 and for Proposal 2. Election of the Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposal 2 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Neither broker non-votes nor abstentions will have any effect on the vote required to approve any of the proposals.

     The Board of Directors knows of no matters, other than those reported below, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of this solicitation of proxies will be borne by the Company. Proxies may also be solicited personally or by telephone by Company employees acting without additional compensation.

                              ELECTION OF DIRECTORS
Nominees

     The Company currently has five Directors divided into three classes. Two classes contain two Directors each, with the remaining class containing one Director. The term of one class expires each year. Each Director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after his election and thereafter until his successor is elected and qualified.

     The shareholders will be asked to elect two Directors. J. Wayne Weaver and Gerald W. Schoor have been nominated by the Board of Directors for election as Directors for a term to expire at the 2005 annual meeting of shareholders and until his successor is elected and qualified. Mr. Weaver has served as a Director since 1988 and Mr. Schoor since 1993. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions therein, to vote such proxy for the election to the Board of Directors of Messrs. Weaver and Schoor.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each Director has been the same for the last five years, and each Director possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by him.

                                                           Shares
                                                        Beneficially
                            Present                       Owned on
                           Principal          Director     April 3,     Percent
       Name        Age     Occupation           Since      2002(1)     of Class
-----------------  --- ---------------------- --------  -------------  --------

                              NOMINEES FOR DIRECTOR
                  (Nominee for three-year term to expire at the
                    annual meeting of shareholders in 2005)
J. Wayne Weaver    67  Chairman of the Board    1988     4,833,230 (2)    38.6%
                       of Company, Chairman
                       and Chief Executive
                       Officer of Jacksonville
                       Jaguars, LTD
                       (professional football
                       franchise), and
                       Chairman and Chief
                       Executive Officer of
                       LC Footwear, LLC
                       (footwear distributor) (3)

Gerald W. Schoor   67  Merchant Banker          1993         6,000 (4)       *
                       (self-employed) (5)


                         DIRECTORS CONTINUING IN OFFICE
          (Term expiring at the annual meeting of shareholders in 2003)

William E. Bindley 61  Chairman of the Board    1993         4,000 (6)       *
                       Chief Executive Officer
                       of Bindley Capital
                       Partners, LLC(7)

         (Term expiring at the annual meeting of shareholders in 2004)

Mark L. Lemond     47  President and Chief      1988      508,162  (8)     4.0%
                       Executive Officer of
                       the Company (9)

James A. Aschleman 57  Partner of Baker         2001          200 (10)       *
                       (law firm) (11)


     The Board of Directors recommends a vote FOR the nominees listed above.
------------------
*     Less than 1%

                                       4

(1) Does not include shares subject to options that are not presently exercisable (i.e., within 60 days after April 3, 2002).

(2) Includes 2,000,000 shares directly owned by Mr. Weaver's spouse, 333,230 shares owned jointly with Mr. Weaver's spouse and 500,000 shares held in a trust of which Mr. Weaver is a trustee.

(3) From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc. ("Nine West"), a designer, developer and marketer of women's footwear.

(4) Represents 3,000 shares held as co-trustee for the benefit of Mr. Schoor's spouse and 3,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Outside Directors Stock Option Plan.

 5)   Prior to  January  1997,  Mr.  Schoor  was  employed  as  president  of
      Corporate  Finance  Associates,   St.  Louis  (financial  intermediary)
      and as executive vice president of National Industrial Services, Inc. (industrial asset management company).

(6) Includes 3,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Outside Directors Stock Option Plan.

(7) Mr. Bindley also serves on the Boards of Directors of Priority Healthcare Corporation, a distributor and provider to the alternate site healthcare market, and Cardinal Health, Inc., a health care service company. From 1968 until February 2001 Mr. Bindley's principal occupation was chairman of the board and chief executive officer of Bindley Western Industries, Inc. a pharmaceutical wholesale distribution company.

(8) Includes 11,500 shares directly owned by Mr. Lemond's spouse and 225,207 shares issuable upon the exercise of presently exercisable options granted under the Company's 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan") and the Company's 2000 Stock Option and Incentive Plan ("2000 Stock Option Plan").

(9) Mr. Lemond became the President and Chief Executive Officer of the Company on September 19, 1996. Prior to that time, Mr. Lemond served as the Company's Chief Operating Officer and/or Chief Financial Officer.

(10)  Represents shares owned by Mr. Aschleman's spouse.

(11) Mr. Aschleman was appointed to fill a vacant Director position on May 10, 2001.

Meetings and Committees

     During the 2001 fiscal year, the Board of Directors of the Company held four meetings. All of the Directors were present at the meetings.

     The Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Compensation Committee, which met twice during fiscal year 2001, consists of Messrs. Bindley and Schoor. The Stock Option Committee, which did not meet in fiscal year 2001, consists of Messrs. Bindley and Schoor. The Audit Committee, which met five times during fiscal year 2001, consists of Messrs. Bindley, Schoor and Aschleman. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by the Company's auditors and reviewing all potential conflict of interest situations, including the Company's relationships with LC Footwear, LLC and PL Footwear, Inc. The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of the Company. The Stock Option Committee is responsible for administering the Company's 1993 Stock Option Plan, 2000 Stock Option Plan and Employee Stock Purchase Plan. The Board of Directors does not have a nominating committee. All of the Directors attended all of the meetings of the committees on which they served during the 2001 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during fiscal 2001 all filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were timely satisfied.

Summary Compensation Table

     The following table sets forth a summary of the compensation paid by the Company for services rendered in all capacities to the Company during each of the three most recent fiscal years, to the Company's Chief Executive Officer, and to each of the Company's four other most highly compensated executive officers, based on salary and bonuses earned during fiscal 2001 (the "Named Executive Officers").

                           Summary Compensation Table
                                                     Long-Term
                                                    Compensation
                                                    ------------
                            Annual Compensation (1)    Awards
                            ----------------------- ------------
                                                     Securities
Name and               Fiscal                        Underlying   All Other
Principal Position      Year    Salary   Bonus(2)    Options (3) Compensation(4)
---------------------  ------   ------   --------    ----------  ------------
Mark L. Lemond,         2001   $496,250  $132,500             0   $  22,760  (5)
President and Chief     2000    462,596         0        50,000       4,912  (6)
Executive Officer       1999    422,116    20,000        75,000       3,927  (7)

J. Wayne Weaver,        2001   $300,000  $      0             0   $       0
Chairman of the Board   2000    300,000         0             0           0
                        1999    300,000         0             0           0

Timothy T. Baker,       2001   $289,731  $ 63,600             0   $   8,883  (5)
Executive Vice          2000    217,692         0        35,000   $   3,213  (6)
President--Store        1999    197,692    18,000        20,000   $   3,923  (7)

Clifton E. Sifford,     2001   $289,731  $ 63,600             0   $  14,542  (5)
Executive Vice          2000    217,692         0        35,000       4,908  (6)
President--General      1999    195,692    18,000        15,000       3,914  (7)
Merchandise Manager

W. Kerry Jackson,       2001   $177,923  $ 33,400             0   $  14,707  (5)
Senior Vice President   2000    158,885         0        15,000       8,827  (6)
-Chief Financial        1999    132,115     9,000         7,500       3,682  (7)
Officer and Treasurer
--------------

(1) The column for Other Annual Compensation is not included (as permitted under applicable regulations) because the perquisites and other personal benefits awarded, earned or paid to the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each Named Executive Officer for any of the years listed.
(2) Represents bonuses earned during the fiscal year indicated, which bonuses at times have been paid in the subsequent fiscal year.
(3)  All of the amounts reflect option shares.  The Company has never granted
     SARs.
                                       6

(4) Except as otherwise indicated, all amounts are compensation related to life and disability insurance premiums.
(5) Of the amounts shown, $21,650 for Mr. Lemond, $7,774 for Mr. Baker, $13,432 for Mr. Sifford and $13,693 for Mr. Jackson represent the Company's matching contributions under the Company's 401(k) Plan and Deferred Compensation Plan.
(6) Of the amounts shown, $3,986 for Mr. Lemond, $2,287 for Mr. Baker, $3,767 for Mr. Sifford and $8,141 for Mr. Jackson represent the Company's matching contributions under the Company's 401(k) Plan and Deferred Compensation Plan.
(7) Of the amounts shown, $3,064 for Mr. Lemond, $3,071 for Mr. Baker, $2,916 for Mr. Sifford and $3,096 for Mr. Jackson represent the Company's matching contributions under the Company's 401(k) Plan.

Employment and Noncompetition  Agreements

     On January 15, 1993, the Company entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is an executive officer or Director of the Company he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of the Company's Audit Committee. The Audit Committee has approved Mr. Weaver's association with LC Footwear, LLC and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became an employee of the Company at an annual salary of $300,000. Although Mr. Weaver will continue to be involved in other business activities and will not devote full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

     On August 1, 2001, the Company entered into Employment and Noncompetition Agreements with Mr. Baker and Mr. Sifford. The term of the agreements is through December 31, 2003. The agreements will automatically be extended for successive one-year periods unless either party gives notification prior to the end of the then term of the agreement that the term of the agreement shall no longer be extended. The agreements provide for an annual base salary equivalent to the salary in effect as of August 1, 2001, subject to increase by the Compensation Committee of the Company's Board of Directors. Messrs. Baker and Sifford are entitled to participate in such bonus plans as the Company may establish from time to time. Under each of the agreements, employment of the executive may be terminated by the Company upon death or disability of the executive or by the Company for "Cause" (as defined in the agreement) or without Cause. The executive may terminate employment voluntarily or for "Good Reason" (defined as a reduction in salary or position). If an executive is terminated for death, disability, Cause or voluntarily terminates, the executive will receive only amounts that are earned and unpaid as of the date of termination. If an executive is terminated by the Company without Cause or terminates for Good Reason, absent a "Change in Control," the executive will continue to receive his bi-weekly salary for a period of twelve months and be reimbursed for health care premiums for the lesser of twelve months or until the executive is reemployed and is eligible for health care coverage. Additionally, any non-vested stock options granted after the date of the agreement that would have vested within twelve months of termination will become immediately exercisable. If the executive is terminated by the Company without Cause or terminates for Good Reason within two years of a "Change in Control" (as defined in the agreement), the executive is entitled to a lump sum payment within 30 days of termination equivalent to 200% of his base salary plus the highest bonus paid within the past two years, which bonus amount will not be less than 25% of his base salary; reimbursement for health care premiums for the lesser of eighteen months or until the executive is reemployed and is eligible for health care coverage; outplacement services; and any non-vested stock options that would have vested within twelve months of termination will become immediately exercisable. If any payment under the agreement would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the executive would be entitled to receive additional compensation from the Company to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. The benefits to the executive under the agreement are subject to certain conditions, including the agreement by the executive not to compete with the Company for a period of two years following the termination of the executive's employment.

     The Company does not currently have employment or noncompetition agreements with any other executive officers. However, the Company expects to enter into an employment and noncompetition agreement with Mr. Lemond, the terms of which would be subject to the approval of the Compensation Committee of the Company's Board of Directors.

Compensation of Directors

     During 2001, the Company paid non-officer Directors an annual retainer of $15,000 per year and a fee of $1,000 for each meeting of the Board or a committee thereof attended. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No Director who is an officer or employee of the Company receives compensation for services rendered as a Director.

     On March 4, 1999, the Board of Directors approved the Outside Directors Stock Option Plan. The plan calls for each non-employee director to be granted on April 1 of each year an option to purchase 1,000 shares of the Company's common stock at the market value on the date of the grant. The options will vest six months from the date of grant and expire ten years from the date of grant.

Stock Options

     The Company's Board of Directors and shareholders approved the 1993 Stock Option Plan, effective January 15, 1993, and amended it at the 1997 annual meeting of shareholders. The 1993 Stock Option Plan reserves 1,500,000 shares of the Company's Common Stock for stock option grants (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock).

     The Company's Board of Directors and shareholders approved the 2000 Stock Option Plan, effective June 8, 2000. The 2000 Stock Option Plan reserves 1,000,000 shares of the Company's Common Stock for stock option grants (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock).

     The Stock Option Committee of the Board of Directors administers and grants incentive awards under the 1993 Stock Option Plan and the 2000 Stock Option Plan. The 1993 Stock Option Plan and the 2000 Stock Option Plan provide for the grant to officers and other key employees of the Company of incentive awards in the form of stock options or restricted stock. Stock options granted under the plans may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options").

     The following table sets forth information with respect to the exercise of options held by the Named Executive Officers during fiscal year 2001 and unexercised stock options held by such individuals at the end of the fiscal year ended February 2, 2002.

                  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                       Number of Securities
                                                            Underlying                  Value of Unexercised
                                                      Unexercised Options at                In-the-Money
                                                              Fiscal                 Options at Fiscal Year-End
                                                           Year-End (#)                        ($)(1)
                                                    ----------------------------   ------------------------------
                     Shares Acquired     Value
Name                 on Exercise (#)   Realized($)   Exercisable  Unexercisable     Exercisable   Unexercisable
------------------   ---------------   ------------  -----------  -------------     -----------   -------------
Mark L. Lemond                0               0          193,540        58,334          $1,291,193       $336,779
J. Wayne Weaver               0               0                0             0                   0              0
Timothy T. Baker         15,665          86,309           33,334        30,001          $  131,438       $215,756
Clifton E. Sifford        3,550          29,245           50,616        28,334          $  308,637       $210,963
W. Kerry Jackson              0               0           32,349        12,501          $  187,740       $ 89,453
---------------

(1) The closing price for the Company's Common Stock as reported by The Nasdaq Stock Market on February 1, 2002 was $14.00. The value is calculated on the basis of the difference between the Common Stock option exercise price and $14.00, multiplied by the number of "in-the-money" shares of Common Stock underlying the options

Compensation Report of the Compensation and Stock Option Committees

     Executive Compensation Policy. In evaluating the performance of the Company, the Compensation Committee focuses primarily on attained increases in store growth, sales, operating income, net earnings and earnings per share as compared to the Company's internal financial plan for the year approved by the Board of Directors. In making compensation decisions, the Compensation Committee also reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

     The Company designs compensation programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to treat all employees fairly, to be cost-effective and to assure that all compensation will continue to be tax deductible. To that end, all programs, including those for executive officers, have the following characteristics.

     - Compensation is based on the level of job responsibility, the individual's level of performance and Company performance. Members of management have a greater portion of their pay based on Company performance than do non-management employees.

     - Compensation also takes into consideration the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

     - The Company's 1993 and 2000 Stock Option Plans are intended to provide a long-term incentive for executives and other key employees to maximize growth and profitability to create shareholder value.

     The basic components of executive compensation, including that of the Chief Executive Officer, consist of salary, bonus, stock options and participation in the Company's 401(k) Savings Plan, Deferred Compensation Plan, Employee Stock Purchase Plan and Executive Medical Plan. The Company does not currently provide for any defined benefit pension plan.

     Cash Compensation. The Compensation Committee reviews and approves salaries for the Chief Executive Officer and other executive officers on an annual basis or at other times as necessary to accommodate the hiring of new employees, promotions or other considerations. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, individual performance, Company performance, industry data for comparable positions and recommendations by senior executive officers. No predetermined weight is given to any of the above factors.

     Salary increases for the Company's executive officers have averaged approximately 13.3% annually for the past three years. Certain executive officers have received greater salary increases corresponding to expanded responsibilities as a result of the continued growth of the Company.

     A portion of the cash compensation of executive officers and most other salaried employees consists of bonus payments. Under the Company's Executive Incentive Compensation Plan, most salaried employees, including all executive officers, are eligible to receive a cash bonus equal to a specified percentage of the participant's base salary if certain financial objectives are met. The financial objectives for executive officers relate to the attainment of sales, operating income, net earnings, earnings per share, return on equity, return on invested capital and stock price appreciation goals established in advance by the Company's management and approved by its Board of Directors. Based on the Company's 2001 financial performance, bonuses under the plan were awarded to all Named Executive Officers.

     Stock Options. The Company considers equity compensation, in the form of stock options, to be an important element in the overall compensation of its executive officers and other key employees. The grant of stock options continues the Company's practice of increasing management's equity ownership in order to ensure that the interests of management remain closely aligned with those of the Company's shareholders. Stock options also create an incentive for the Company's key employees to remain with the Company for the long term because the options are typically not immediately exercisable and, if not exercised, are forfeited immediately if the employee is terminated for cause or voluntarily terminates his employment (other than by reason of death, disability or retirement) or within three months if employment is terminated for any other reason except death, disability or retirement.

     Options are granted pursuant to the Company's 1993 and 2000 Stock Option Plans at the discretion of the Company's Stock Option Committee. The Stock Option Committee relies in large part on the recommendation of the Chairman in determining the number of option shares to be granted to executive officers, based upon the Chairman's assessment of individual performance and the Company's performance. With the exception of new employees, options are typically granted on an annual basis. During 2001, four new employees were granted options to purchase an aggregate of 13,000 shares. No options were granted to executive officers during 2001.

     Chief Executive Officer Compensation. The Chief Executive Officer's total compensation is based upon the same factors as the compensation of other executive officers, including his individual performance and the Company's short-term and long-term performance, as measured principally by increases in store growth, sales, operating income, net earnings, earnings per share, return on equity, return on invested capital and stock price appreciation. In addition, the Compensation Committee reviews the level of chief executives' compensation within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

     In March 2001, the Compensation Committee increased Mr. Lemond's salary 7% from $467,500 to $500,000. Mr. Lemond did not receive a stock option grant in 2001, but based on the 2001 financial results, received a bonus of $132,500 under the quantitative Executive Incentive Compensation Plan. The bonus represents 53% of the maximum that could be earned under the plan by Mr. Lemond.

      Compensation Committee                 Stock Option Committee

        William E. Bindley                     William E. Bindley
         Gerald W. Schoor                       Gerald W. Schoor


Report of the Audit Committee

     Management of the Company is responsible for the financial reporting process, including the system of internal accounting and financial controls, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent accountants, Deloitte & Touche LLP, are responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal controls and audit processes. A copy of the current Audit Committee Charter is included in this proxy statement as Appendix A. The Audit Committee is composed of three "independent directors" as that term is defined by the listing standards of the National Association of Securities Dealers, Inc.

     In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte & Touche LLP the adequacy and effectiveness of the Company's internal accounting and financial controls. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte & Touche LLP. In addition, the Audit Committee has discussed with Deloitte & Touche LLP all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, "Communication with Audit Committees". Deloitte & Touche LLP also provided the Audit Committee the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee has discussed with Deloitte & Touche LLP any relationships or services that might impact their objectivity and independence.

     Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 2, 2002 for filing with the Securities and Exchange Commission.

                                                           Audit Committee

                                                           Gerald W. Schoor
                                                           William E. Bindley
                                                           James A. Aschleman

                             INDEPENDENT ACCOUNTANTS

     The appointment of Deloitte & Touche LLP as auditors for the Company for fiscal year 2002 is recommended by the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

      The Board of Directors recommends a vote FOR the appointment of Deloitte & Touche LLP as auditors for 2002.

For fiscal 2001, Deloitte & Touche LLP billed the Company for the following services:

      Audit Fees........................................................$106,538
      Financial Information Systems Design and Implementation Fees......$      0
      All Other Fees....................................................$ 12,405

The Audit Committee believes that Deloitte & Touche LLP's provision of non-audit services is compatible with maintaining such firm's independence.

Performance Graph

     The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Stock Market Index and the Nasdaq Index for Retail Trade Stocks for the period from January 31, 1997 through February 1, 2002.

            Comparison of Cumulative Total Return Among The Company,
       Nasdaq Stock Market Index and Nasdaq Index for Retail Trade Stocks
----------------------------------------------------------------------------------------------------------------------------------

                                  January 31,     January 30,     January 29,     January 28,       February 2,    February 1,
                                     1997            1998             1999           2000              2001           2002
-----------------------------------------------------------------------------------------------------------------------------------
The Nasdaq Stock Market (U.S.)        100             118             185             285              194             140
----------------------------------------------------------------------------------------------------------------------------------
Nasdaq Retail Trade Stocks            100             117             142             114               88             104
----------------------------------------------------------------------------------------------------------------------------------
Shoe Carnival, Inc.                   100             148             248             280              235             415
----------------------------------------------------------------------------------------------------------------------------------

[PERFORMANCE GRAPH APPEARS HERE]

Compensation Committee Interlocks and Insider Participation

     During fiscal 2001, the Compensation Committee consisted of Messrs. Bindley and Schoor. Neither of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.

Certain Transactions

     Mr. Weaver, along with Bradley W. Weaver, his son and the owner of 5.0% of the outstanding shares of the Company's Common Stock, are the principal shareholders of LC Footwear, LLC and PL Footwear, Inc. Mr. J. Wayne Weaver is also Chairman of the Board and Chief Executive Officer of LC Footwear, LLC and PL Footwear, Inc.

     The Company purchases women's footwear from LC Footwear, LLC in the ordinary course of business. During 2001, the Company purchased approximately $146,000 of merchandise from LC Footwear, LLC. Management of the Company believes that purchases from LC Footwear, LLC are on terms that are not less favorable to the Company than could be obtained from unrelated third parties for comparable merchandise.

     PL Footwear, Inc., along with others, serve as import agents for the Company. Import agents represent the Company on a commission basis in dealings with shoe factories primarily in mainland China where most of the Company's private label shoes are manufactured. As agents for the Company, PL Footwear, Inc. and others visit shoe manufacturers, collect shoe samples, submit these samples to the Company and advise the Company of market conditions and availability of merchandise. They also help select leather, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of the Company's private label merchandise. The Company pays PL Footwear, Inc. 10% of the gross purchase price of shoes bought through that company. Commissions paid to PL Footwear, Inc. were approximately $1.0 million in 2001. Management of the Company believes that the arrangements with PL Footwear, Inc. are on terms that are not less favorable to the Company than could be obtained from unrelated parties.

     Mr. Aschleman is a partner of the law firm of Baker & Daniels, which has in the past, and continues to, provide legal services to the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 3, 2002, certain information with respect to beneficial ownership of the Company's Common Stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of the Common Stock, by each Named Executive Officer who is not a Director, and by all Directors and current executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                            Number of Shares         Percent of
          Name                             Beneficially Owned           Class
          ----                             ------------------        ----------
 J. Wayne Weaver and
 Delores B. Weaver(1)...............          4,833,230  (2)             38.6%
 Timothy T. Baker...................             50,926  (3)               *
 Clifton E. Sifford.................             40,490  (4)               *
 W. Kerry Jackson...................             27,966  (5)               *

 All current executive officers and
 Directors as a group
 (9 persons)........................          5,493,907  (6)             42.7%

 Scott A. Bommer, individually
 and on behalf of SAB Capital
 Partners, L.P., SAB Capital
 Partners II, L.P., SAB Capital
 Advisors, L.L.C., SAB Overseas
 Capital Management, L.P. and
 SAB Capital Management, L.L.C.
 650 Madison Avenue, 26th Floor
 New York, NY 10022**.................        1,084,840                   8.7%

 Dimensional Fund Advisors, Inc.
 1299 Ocean Ave., 11th Floor
 Santa Monica, CA  90401**............        1,013,800  (7)              8.1%

 Bradley W. Weaver(1).................          625,000                   5.0%
 Leigh A. Weaver(1)....................         625,000                   5.0%
----------
*     Less than 1%

**    Information is based solely on reports filed by such  shareholder  under
      Section 13(d)  or  Section 13(g) of the Securities Exchange Act of 1934.

(1)   J. Wayne  Weaver and Delores B. Weaver are husband and wife, and Bradley
      W. Weaver and Leigh A. Weaver are their adult children. Their address is 8233 Baumgart Road, Evansville, Indiana 47725.

(2) Mr. and Mrs. Weaver each individually own 2,000,000 shares and jointly own 333,230 shares. 500,000 shares are held in a trust of which Mr. and Mrs. Weaver are both trustees.

(3)   Includes 43,334 shares issuable upon the exercise of options.

(4)   Includes 40,294  shares issuable upon the exercise of options.

(5)   Includes 21,666 shares issuable upon the exercise of options.

(6)   Includes 350,834 shares issuable upon the exercise of options.

(7) The shareholder is a registered investment advisor and has sole voting and dispositive power with respect to the shares. All of the indicated shares are owned by advisory clients of the shareholder, and the shareholder disclaims beneficial ownership of such shares.

                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2003 Annual Meeting of Common Shareholders is January 1, 2003.

     In order to be considered at the 2003 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company's Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company. The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. In order to be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

     The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of the Company's By-Laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

                           INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Report of the Compensation and Stock Option Committees, the Performance Graph and the Report of the Audit Committee shall not be incorporated by reference in any such filings.

                                 ANNUAL REPORTS

     The Annual Report to Shareholders for the 2001 fiscal year accompanies this Proxy Statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the Annual Meeting. In addition, a copy of the Company's Annual Report on Form 10-K for the 2001 fiscal year as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 8233 Baumgart Road, Evansville, Indiana 47725.

                               SHOE CARNIVAL, INC.
                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

One committee of the Board of Directors is the Audit Committee. Only independent directors may serve on the Audit Committee.

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent accountant is responsible for planning and carrying out a proper audit of the Company's annual financial statements, timely reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Company from which it receives information, (2) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (3) representations made by management as to any information technology and other non-audit services provided by the independent accountant to the Company.

GENERAL RESPONSIBILITIES

1. The Audit Committee will provide an open avenue of communication between the independent accountant and the Board of Directors.

2. The Audit Committee will report all committee actions to the Board of Directors and may make appropriate recommendations.

3. The Audit Committee has the power to conduct or authorize investigations into matters within the committee's scope of responsibilities. The committee is authorized to retain independent legal counsel, accountants or others it needs to assist in an investigation.

4. The Audit Committee will meet at least four times each year; more frequently if circumstances make that preferable. The Audit Committee chairman has the authority to call a committee meeting whenever he or she thinks there is a need. The committee may ask members of management or others to attend a meeting and is authorized to receive all pertinent information from management.


MEMBERSHIP

     The Audit Committee shall be comprised of at least three directors appointed by the Board, each of whom shall be an "independent director" within the meaning of the rules of the Nasdaq Stock Market applicable to National Market issuers. "Independent director" means a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

         (a) a director who is employed by the Company or any affiliate of the Company for the current year or any of the past three years;

         (b) a director who accepts any compensation from the Company or any affiliate in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

         (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any affiliate as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

         (d) a director who is a partner in, or a controlling shareholder or an executive officer, of, any for-profit business organization to which the Company made, or from which the business organization received, payments (other than those arising solely from investments in the corporation's securities) that exceed 5% of the Company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

         (e) a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

     All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

RESPONSIBILITIES FOR ENGAGING INDEPENDENT ACCOUNTANT

1. The Audit Committee will recommend the selection of the independent accountant and the fees to be paid to the independent accountant. The committee's recommendation is subject to approval by the Board of Directors of the Company. The Audit Committee may also recommend dismissal of the independent accountant by the Board of Directors.

2. The Audit Committee will seek confirmation of the independence of the independent accountant, including a review of audit and non-audit services provided by the independent accountant and the fees paid for those services.

3. The Audit Committee will consider, in consultation with the independent accountant, the audit scope and procedural plans made by the independent accountant.

4. The Audit Committee will listen to management and the independent accountant if either think there might be a need to engage additional independent accountants. The Audit Committee will decide whether to engage an additional independent accountant and, if so, which one.

RESPONSIBILITIES FOR REVIEWING THE ANNUAL EXTERNAL AUDIT AND QUARTERLY AND ANNUAL FINANCIAL STATEMENTS

1. The Audit Committee will require the independent accountant to be available to the Board of Directors at least annually and that it provide the committee with a timely analysis of significant financial reporting issues.

2. The Audit Committee will require the independent accountant to review the Company's interim financial reports prior to the release of quarterly earnings and all quarterly reports containing financial information prior to their filing with the SEC.

3. The Audit Committee will ask management and the independent accountant about significant risks and exposures and will assess management's steps to minimize them.

4. The Audit Committee will regularly review the following with the independent accountant:

         (a) The adequacy of the Company's internal controls, including computerized information system controls and security.

         (b) Any significant findings and recommendations made by the independent accountant, together with management's responses to them.

5. Shortly after the annual examination is completed, the audit committee will review the following with management and the independent accountant:

         (a) The Company's annual financial statements and related footnotes.

         (b) The independent accountant's audit of and report on those financial statements.

         (c) The independent accountant's qualitative judgments about the quality and appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

         (d) Any serious difficulties or disputes with management encountered during the course of the audit.

         (e) Anything else about the audit procedures or findings that GAAS requires the independent accountants to discuss with the committee.

6. The Audit Committee will consider and review the following with management:

         (a) Any significant findings during the year and management's responses to them.

         (b) Any difficulties the independent accountant encountered while conducting the audit, including any restrictions on the scope of its work or access to required information.

7. The Audit Committee will review annual filings with the SEC containing the Company's financial statements with management and will consider whether the information in the filings is consistent with the information in the financial statements.

8. As a whole, or through the Committee Chairman, the Audit Committee will review interim financial reports with management.

PERIODIC RESPONSIBILITIES

1.       Review and update the committee's charter annually.

2. Review legal and regulatory matters, including loss contingencies, that may have a material effect on the Company's financial statements, compliance policies and programs and reports from regulators and, if appropriate, consult with counsel to the Company concerning such matters.

3. Meet with the independent accountant and management in separate executive sessions to discuss all matters the committee or these groups believe should be discussed privately with the Audit Committee.



Amended and Restated:  September 20, 2001

PROXY                         SHOE CARNIVAL, INC.                          PROXY

               Proxy Solicited on Behalf of The Board of Directors
             For The Annual Meeting of Shareholders -- June 5, 2002


     The undersigned appoints Mark L. Lemond and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the Evansville Marriott, 7101 North U.S. Route 41, Evansville, Indiana on June 5, 2002, or at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1 and FOR Proposal 2.

                             YOUR VOTE IS IMPORTANT!

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                               SHOE CARNIVAL, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

                                           For   Withhold
1.  Election of Directors --
     Nominees:  01-J. Wayne Weaver         []       []
                02-Gerald W. Schoor        []       []
     ------------------------------


                                           For      Against    Abstain
2.  Proposal to approve the                []          []        []
    appointment of Deloitte &
    Touche LLP, as auditors for
    the Company for 2002.




3.  In their discretion,  to               []          []        []
    transact such other  business
    that may properly come
    before the meeting.



                          Dated:                                    , 2002
                                 -----------------------------------

                    Signature(s) ---------------------------------------------

                                 ---------------------------------------------

               NOTE:    When    signing    as    attorney,    executor,
                        administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                             YOUR VOTE IS IMPORTANT!

                       PLEASE VOTE, SIGN, DATE AND RETURN
                            THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.